Exhibit 5.1

King & Spalding LLP 601 S. California Avenue, Suite 100 Palo Alto, CA 94304

June 25, 2015

Nivalis Therapeutics, Inc.

3122 Sterling Circle

Boulder, CO 80301

Re: Nivalis Therapeutics, Inc. — Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Nivalis Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale of up to 2,601,674 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, to be issued pursuant to the Nivalis Therapeutics, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) or the Nivalis Therapeutics Inc. 2015 Employee Stock Purchase Plan (the “ESPP”), upon the exercise of options, stock appreciation rights or other stock-based awards granted under the 2015 Plan, or upon the exercise of options granted under the N30 Pharmaceuticals Inc. 2012 Stock Incentive Plan (the “2012 Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Share are duly authorized and (ii) when issued pursuant to the 2015 Plan or the ESPP, or upon the exercise of options, stock appreciation rights or other stock-based awards granted under the 2015 Plan, or upon the exercise of options granted under the 2012 Plan, as the case may be, the Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ King & Spalding LLP